Exhibit 4.(b).4

EDUARDO AVELLO CONCHA

NOTARY PUBLIC

ORREGO LUCO 0153 - SANTIAGO

OT. 966.426

O.D.

REP. No. 18.676-2016

LEASE AGREEMENT

COMPAÑÍA DE SEGUROS CORPSEGUROS S.A.

TO

ITAU CORPBANCA

In the City of Santiago de Chile, on June 21, 2016, before me, EDUARDO AVELLO CONCHA, attorney-at-law and Notary Public, in charge of the Twenty-Seventh-Notarial Office of Santiago, located at Orrego Luco No. 153, in the commune of Providencia, there appeared: ITAÚ CORPBANCA, a sociedad anónima bancaria, (banking company), rol único tributario (Taxpayer’s ID) No. 97.023.000-9, represented upon the execution hereof, as it shall be hereinafter evidenced by Rodrigo Letelier Villarroel, a Chilean, married, commercial engineer, national identity card No. 8.661.886-9 and Victor Solari Maureira, a Chilean, married, civil engineer, identity card No. 9.244.448-1, all of them domiciled for these purposes hereof at Rosario Norte No. 660, floor 9, in Las Condes, Metropolitan Region, hereinafter indistinctly referred to as “the LESSEE”, as parties of the first part; and COMPAÑÍA DE SEGUROS CORPSEGUROS S.A., Rol Único Tributario (Taxpayer’s ID) No. 76.072.304-5, represented upon the execution hereof, as it shall be hereinafter evidenced, by Christian Abello Prieto, a Chilean, married, commercial engineer, holder of National identity card No. 6.376.512-0 and by Jorge Espinoza Bravo, a Chilean, married, commercial engineer, holder of national identity card No. 11.629.066-9, all of them domiciled to the effects hereto at Rosario Norte No. 660, floor 21, in the commune of Las Condes, in the Metropolitan Region, hereinafter also referred to as “CORPSEGUROS”, “the Company” or “the LESSOR”; the appearing parties who are of age, evidenced their identities by the identity cards mentioned above, and stated that they have agreed to enter into a lease agreement of real property to be governed by the terms and conditions set forth herein and, in the alternative, by the relevant provisions of the Civil Code applicable thereto. SECTION 1: Description of the Real Property. COMPAÑÍA DE SEGUROS CORPSEGUROS S.A. is the owner of the following premises inside the office Building known as Nuevo Las Condes VII, with its entrance hall facing Avenida Presidente Riesco No. 5537, in the Commune of Las Condes, Metropolitan Region, hereinafter indistinctly referred to as the “Building”: a) business premises number 1 located on floor 1, with a total approximate area of 309,33 square meters; b) motorcycle parking lots numbers 21 on the second underground level; 32, 33 and 34 on the third underground level; 66 on the sixth underground level, and truck parking lot number 3 on the third underground level; c) storage cellars numbers 307 and 318 on the third underground level; 418 on the fourth underground level, 506, 507, 509, 510 and 511 on the fifth underground level; 624 on the sixth underground level; and 711 on the seventh underground level; all of them hereinafter indistinctly referred to as the “premises”. Compañía de Seguros Corpseguros S.A., acquired such premises from Inmobiliaria NLC7 S.A., as evidenced in the relevant public deed executed on July 21, 2015 at the Santiago Notarial Office of José Musalem Saffie. The relevant title deeds are recorded on page 55.030, number 81.343 with respect to the business premises; on page 59.019, number 81.333 with respect to the motorcycle parking lots; on page 55.020, number 81.334 with respect to the truck parking lots; on page 55.020, number 81.335 with respect to the storage cellars on the third, fourth, fifth, sixth and seventh underground levels, all of them with the Santiago Real Estate Register corresponding to 2015. SECTION TWO: Lease. COMPAÑÍA DE SEGUROS CORPSEGUROS S.A., represented as stated in the recitals hereof, hereby leases to ITAÚ CORPBANCA, who, accepts, through its agent, to rent the premises singled out in the preceding section one. The LESSEE declares that it shall allocate the leased premises to develop its corporate purpose. SECTION THREE: Rent. One) The monthly rent for the business premises, parking lots and storage cellars shall be the amount in Chilean pesos, currency of legal tender, equivalent to 377.42 UF plus VAT levied on the leased business premises, the taxable base of which shall be determined in accordance with the provisions set forth in section 17 of Chilean Decree Law No. 825 on Sales and Services Tax, to be paid as follows: (i) the amount in pesos equivalent to 340.26 UF plus VAT for the business premises No. 1 on the first floor; (ii) the amount in pesos equivalent to 5 UF per parking lot; (iii) the amount in pesos equivalent to 5 UF corresponding to the parking lots of motorcycles, considering a value of 1 UF for each parking lot; (iv) the amount in pesos equivalent to 27.16 UF per 118.09 square meters of warehouses, considering a value of 0.23 UF per square meter. Three) [sic] The Lessee shall pay the total monthly rent within the first five (5) days of each month or the next business day if it falls on a Saturday, Sunday or holiday. The first rent will accrue and will be paid within the first 5 days of the month of November of 2016. Two) [sic] Payments will be made in the amount Chilean in pesos, currency of legal tender, equivalent to the current UF value on the day of the effective payment, as determined by the Banco Central de Chile (Central Bank of Chile). Should the value of the UF be no longer determined or should the manner in which its determination be changed in such a way that its value does not accurately reflect the changes in the Consumer Price Index determined by the Chilean National Statistics Institute or the body which shall substitute it in charge of doing so, any unpaid rents will be adjusted in equal proportion to the variation suffered by such index between the month prior to the date of payment of the last rent adjusted according to the UF and the month prior to the effective date of payment of each rent, based on the last Chilean peso amount paid before the occurrence of some of the events indicated. Three) Such payments shall be made by the LESSEE through bank transfer to the current account number 32696464 in Banco Itaú Corpbanca or through a Vale Vista (cashier’s check) available at any branch of the bank within the stipulated payment deadlines. In general, any payment that must be made under this agreement by the Lessee shall be made in such form. SECTION FOUR: Term of Duration of the Lease. This lease agreement shall be valid for a fixed term from the date hereof until July 27, 2025, and may be extended tacitly, successively and automatically for additional periods of five (5) years each, unless either party gives written notice to the other, by registered letter sent to the address indicated herein, of its intention to terminate it not later than 180 days prior to the date of the first Expiration date or the maturity date of any of the relevant extensions. Upon termination of the contract, the LESSEE undertakes to quit and deliver up the leased properties and surrender them immediately to the LESSOR in good and tenantable conditions, wear and tear excepted. SECTION FIVE: Physical delivery of the property. The leased premises are physically delivered on the date hereof to the full satisfaction of the Lessee. SECTION SIX: Maintenance and preservation of the leased properties and other obligations of the Lessee. One) Lessee must maintain the leased properties in good and tenantable conditions, at its own cost and expense, wear and tear excepted and shall make all repairs that may be necessary as well as those that are required to be made by Lessee by the law or the custom. Lessee shall neither be entitled to any reimbursement or indemnification for the repairs and / or maintenance made nor for any items that it replaces or incorporates to the leased premises. Lessor shall be bound to make all repairs that are required to be made by Lessor by the law or the custom. Should Lessor fail to make the repairs in its charge, Lessee may make them on behalf of Lessor, and shall discount the cost thereof from any rent In the event that the Lessor does not perform the repairs that are of its charge, the Renter may make such repairs on behalf of the Lessor, discounting said expenses from any rent due and payable, provided the Lessee shall have previously given written notice to Lessor of the need to do so. Two) Those improvements that the Lessee makes to the leased premises shall belong to the them from the date of their incorporation and without the Lessee being entitled to any reimbursement thereof, and may be removed or separated at the end of the lease, provided that the removal thereof shall not cause any detriment to the leased premises. Three) The Lessor shall not be liable for any damages, direct or indirect, foreseen or unforeseen which may be cause to the person or property of the Lessee, its dependents or relatives or third parties as a consequence of Lessee’s use and enjoyment of the leased premises, and Lessee shall be solely and fully liable for them, unless such damages or losses are caused by Lessor’s acts or negligence, in which case Lessor must compensate Lessee for any damages suffered. Lessee shall be liable to take out any insurance policies covering any damages or injuries caused to third parties as a consequence of any problems originating in the leased premises. Four) Lessee shall be liable for the payment of the ordinary common expenses and any public utility services provided to the premises as of the date hereof. Lessor shall be liable for the payment of the territorial tax. SECTION SEVEN: Lessor’s Prior Consent: Lessee will require Lessor’s prior written consent to perform any of the following acts concerning the leased premises: a) make any significant structural alterations or improvements which significantly alter their value and / or the use of the leased property, except as indicated below; b) encumber the leased premises in favor of third parties and assign the rights to which Lessee is entitled under this lease; c) Notwithstanding the foregoing, and only for the purposes that the Lessee may make any modifications and remodeling to the leased property, and may obtain the municipal authorizations and commercial patents and other necessary authorizations and permits for the execution of the works necessary for its operation, the lessor expressly authorizes and authorizes Itaú Corpbanca to subscribe and sign, on its behalf, any plans, technical specifications, applications and other documents which are to be filed with the public services authorities for the approval of the projects and applications. Likewise, in this case, Lessee is authorized to subscribe and sign any plans, technical specifications, applications and other documents that should be filed with the different public services for the approval of projects and applications. Likewise, Lessee is hereby authorized to execute and subscribe any agreements that may be required by the relevant electricity supply company in order to increase the electrical capacity of the equipment in the leased property. Upon termination of the lease agreement, such increase shall be for Lessor’s benefit; and d) The parties hereby agree that the Lessee shall be entitled to sublet or grant the gratuitous use (commodatuum) of the leased premises to any of its related companies. The Lessee may only sublet the leased premises to unrelated third parties, with the Lessor’s prior written authorization. Notwithstanding the foregoing, such authorization shall not be necessary when subleasing the parking lots and storage cellars, and it shall be sufficient to give written notice thereof to the administration of the building. In any of the above cases, the Lessee will be solely responsible to the Lessor for the payment of the monthly rent. In addition, Lessor hereby authorizes the Lessee, with the prior approval of the respective Architecture and Specialties plans, to make any remodelings and repairs in the leased premises that correspond to the installation of its offices or the development of its corporate purpose. At the end of this agreement, the Lessee is obliged to return the leased properties in the same state in which they were delivered by the Lessor. All direct or indirect obligations arising from the execution of the aforementioned works, including all payments for each particular project, shall be borne by the Lessee. SECTION EIGHT: Lessee’s

Default: Lessee’s default of any of its obligations that under this lease, in particular the lack of timely payment of the rent, will empower the Lessor to exercise, at it own discretion, one of the following acts, regardless of any compensation for damages that may occur, and provided that the Lessees has not cured such default within a period of thirty (30) calendar days from the date of Lessor’s sending a duly notarized registered letter giving notice of such default: One) terminate the agreement and, therefore, demand Lessee to quit and deliver up the leased premises, plus the payment of all rent arrears; Two) require the payment of all rents due until the date of the effective term of the lease, which shall be understood to have accrued throughout the corresponding period and be overdue and payable as a consequence of such default. The provisions of this section are without prejudice to Lessor’s right to demand payment of the default interest from Lessee. SECTION NINE: Expiration of the Term of the Lease Agreement. One) [sic] Without prejudice to the provisions set forth in the preceding clause, should Lessor perform any act that may cause its own liquidation, or should such liquidation be required by a third party, the Lessor may declare the expiration of the effective term hereof and, consequently, demand Lessee to quit and deliver up the leased premises. SECTION TEN: Default Interest. Any payment that the Lessee makes after the dates agreed in this herein, and which, consequently, causes a delay in the fulfillment of the obligation, shall entitle the Lessor to collect as a fine the maximum conventional interest allowed by the law from the date of default or simple delay and until the date of its effective payment, without prejudice to the other rights to which it may be entitled as a consequence of Lessee’s default. SECTION ELEVEN: Settlement & Discharge. The parties hereby declare that they have fulfilled the obligations concerning any closing of business or preparatory act carried out between them, and hereby grant the most complete and full settlement and discharge. SECTION TWELVE: Compensation. Any amount reciprocally owed between Lessor and Lessee for any reason whatsoever may be directly deducted by the lessee from any amounts that must be repaid, without any declaration of any kind being required, without prejudice to the lessor’s right to collect any difference that could have arisen in its favor. SECTION THIRTEEN: Prohibition. The parties expressly agree that during the effective term hereof, Compañía de Seguros CorpSeguros S.A. shall not be authorized to lease the business premises located at the Nueva Las Condes VII Building owned by it to a banking institution other than Itaú Corpbanca or its legal successor. SECTION FOURTEEN: Expenses and Taxes: All levies, duties and taxes arising from the execution hereof shall be borne by the Lessee. Any expenses, rights and taxes arising from this Agreement, including those that are levied on the documents that must be executed or accepted, will be borne by the Lessee. SECTION FIFTEEN: Arbitration. Any differences or disputes that may arise between the appearing parties, directly or indirectly related hereto, shall be submitted to be settled by a mixed arbitrator. Such arbitrator shall be appointed by the mutual agreement of the parties. In case of disagreement among the Parties, such arbitrator shall be an attorney-at-law of the Mediation and Arbitration Center of the Cámara de Comercio de Santiago A.G., the provisions of which arise from the public deed executed on December 10, 1992 at the Santiago Notarial Office of Sergio Rodríguez Garcés, as subsequently amended, which is made a parte hereof, and which the parties declare to know and accept. The parties hereby grant an irrevocable special power of attorney to the Cámara de Comercio de Santiago A.G., in order that, at the written request of any of them, it may appoint a mixed arbitrator from among the members of the arbitration panel of the Centro de Arbitrajes (Arbitration Center) of such Chamber of Commerce. The arbitrator is especially empowered to settle any issue related to its jurisdiction and/or venue, and the parties may resort to him in one or several occasions. Notwithstanding the foregoing, all those issues related to the collection and payment of rents and other monetary payments that may be owed by the Lessee as well as any lawsuits for termination of the lease agreement that may be brought as a consequence of the Lessee’s failure to fulfill the obligations to pay the rent, as applicable, are expressly excluded from such arbitration. SECTION SIXTEEN: Domicile. For all purposes arising herefrom the parties shall establish a special domicile in the city and commune of Santiago. The legal capacity of the representatives of Compañía de Seguros CorpSeguros S.A. arises from the public deeds executed on April 27, 2011 and January 23, 2012, both of them executed at the Santiago Notarial Office of José Musalem Saffie. The legal capacity of the representatives of Itaú Corpbanca arises from the public deed executed on March 28, 2016 at the Santiago Notarial Office of René Benavente Cash. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public. IN WITNESS WHEREOF, this lease agreement has been signed by the appearing parties. This public deed has been executed based on a memorandum drafted and sent by the law-firm Fontaine & Cía. A copy of which is given to the parties. I ATTEST.

/s/ Christian Abello Prieto
Christian Abello Prieto Compañía de Seguros CorpSeguros S.A.

/s/ Jorge Espinoza Bravo
Jorge Espinoza Bravo Compañía de Seguros CorpSeguros S.A.

/s/ Rodrigo Letelier Villarroel
Rodrigo Letelier Villarroel Itaú Corpbanca

/s/ Víctor Solari Maureira
Víctor Solari Maureira Itaú Corpbanca

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